Exhibit 3.1

APARTMENT TRUST OF AMERICA, INC.

ARTICLES SUPPLEMENTARY

Apartment Trust of America, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), and in accordance with resolutions duly adopted by the Board of Directors of the Corporation (the “Board”), the Corporation elects, notwithstanding any provision in its charter or Bylaws to the contrary, to be subject to Sections 3-804(a) and 3-805 of the MGCL. The repeal of the Corporation’s election to be subject to Section 3-804(a) and/or Section 3-805 of the MGCL may be effected only by a resolution adopted by the Board.

SECOND: The Corporation’s election to be subject to Sections 3-804(a) and 3-805 of the MGCL has been approved by the Board in the manner and by the vote required by law.

THIRD: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on this 13 day of July, 2012.

ATTEST:	APARTMENT TRUST OF AMERICA, INC.

/s/ Gustav G. Remppies	/s/ Stanley J. Olander, Jr.	(SEAL)
Gustav G. Remppies	Stanley J. Olander, Jr.
Secretary	Chief Executive Officer